SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES
OF SECURITIES PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

PEGASUS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation or organization)	75-2605174 (I.R.S. Employer Identification No.)
Campbell Centre I,
8350 North Central Expressway, Suite 1900
Dallas, Texas 75206
(Address of principal executive offices, including zip code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☐
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑
Securities Act Registration Statement file number to which this form relates (if applicable): Not Applicable.
SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Name of each exchange on which
to be registered	each class is to be registered
None	None
SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
Rights to Purchase Series A Preferred Stock
(Title of Class)

Item 1. Description of Registrant’s securities to be Registered
Item 2. Exhibits
SIGNATURES
INDEX TO EXHIBITS

     Pegasus Solutions, Inc., a Delaware corporation (the “Company”), is amending the Registration Statement on Form 8-A relating to rights to purchase shares of Series A Preferred Stock (the “Rights”). The Company recently entered into an Agreement and Plan of Merger, dated December 19, 2005 (the “Merger Agreement”), with Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp., a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are entities controlled by an investment group consisting of entities affiliated with Prides Capital Partners, L.L.C., Tudor Investment Corporation and Belfer Management. In connection with the Company’s entry into the Merger Agreement, on December 19, 2005, the Company and American Stock Transfer & Trust Company, as Rights Agent (successor to American Securities Transfer & Trust, Inc.), entered into that certain Agreement of Substitution and Amendment No. 1 to Rights Agreement (the “Rights Agreement Amendment”). The Company is amending the Registration Statement on Form 8-A as a result of its entry into the Rights Agreement Amendment.
Item 1. Description of Registrant’s securities to be Registered
     A description of the Rights as previously registered is contained in Item 1 of the Registrant’s registration statement on Form 8-A filed with the Securities and Exchange Commission on October 9, 1998 (the “Original Form 8-A”). Such description is incorporated herein by reference.
     The Rights were issued pursuant to a Rights Agreement dated as of September 28, 1998 between the Registrant and American Securities Transfer & Trust, Inc., as Rights Agent.
     The Rights Agreement Amendment provides that none of the execution, delivery or performance of the Merger Agreement, the consummation of the merger contemplated thereby or any of the other transactions contemplated by and pursuant to the Merger Agreement will trigger the separation or exercise of Rights or any adverse event under the Rights Agreement. In particular, neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the execution, delivery or performance of the Merger Agreement or the consummation of the merger contemplated thereby or any of the other transactions contemplated by and pursuant to the Merger Agreement. The Rights Agreement Amendment also provides that the Rights Agreement will terminate immediately prior to the effective time of the merger contemplated by the Merger Agreement.
     A copy of the Rights Agreement Amendment is included as Exhibit 4.2.
Item 2. Exhibits
4.1	Rights Agreement, dated as of September 28, 1998, between the Company and American Securities Transfer & Trust, Inc. (1)

4.2	Agreement of Substitution and Amendment No. 1 to Rights Agreement, dated December 19, 2005, between the Company and American Stock Transfer & Trust Company (2)

(1)	Previously filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A dated October 9, 1998 and incorporated herein by reference.

(2)	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned thereto duly authorized.

PEGASUS SOLUTIONS, INC.
	By:	/s/ Susan K. Conner
Susan K. Conner
Dated: December 22, 2005		Chief Financial Officer

INDEX TO EXHIBITS
4.1	Rights Agreement, dated as of September 28, 1998, between the Company and American Securities Transfer & Trust, Inc. (1)

4.2	Agreement of Substitution and Amendment No. 1 to Rights Agreement, dated December 19, 2005, between the Company and American Stock Transfer & Trust Company (2)

(1)	Previously filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A dated October 9, 1998 and incorporated herein by reference.

(2)	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference.